POWER OF ATTORNEY

I, the undersigned Officer of Calvert Management Series, Inc. and The Calvert Fund (each, respectively, the "Fund"), hereby constitute William M. Tartikoff, Lancelot A. King, Ivy Wafford Duke and Andrew K. Niebler my true and lawful attorneys, with full power to each of them, to sign for me and in my name in the appropriate capacities, all registration statements and amendments filed by the Fund with any federal or state agency, and to do all such things in my name and behalf necessary for registering and maintaining registration or exemptions from registration of the Fund with any government agency in any jurisdiction, domestic or foreign.

            The same persons are authorized generally to do all such things in my name and behalf to comply with the provisions of all federal, state and foreign laws, regulations, and policy pronouncements affecting the Fund, including, but not limited to, the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Internal Revenue Code of 1986, and all state laws regulating the securities industry.

            The same persons are further authorized to sign my name to any document needed to maintain the lawful operation of the Fund.

            WITNESS my hand on the date set forth below.

9/15/14	/s/ Robert Enderson
Date	Signature

/s/ Traci Goldt	Robert Enderson

Witness

Name of Officer

Traci Goldt
Witness Name (Printed)